Exhibit 99.1

Introductory Note

On January 26, 2025, AspenTech entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Emerson Electric Co., a Missouri corporation (“Emerson”), and Emersub CXV, Inc., a Delaware corporation and a wholly owned subsidiary of Emerson (the “Purchaser”, and together with Emerson, the “Buyer Parties”). The Merger Agreement provides that, subject to the terms of the Merger Agreement, the Purchaser will commence a cash tender offer (the “Offer”) to purchase all of the outstanding shares of AspenTech common stock, par value $0.0001 per share (the “Shares”) (other than the Shares owned by the Company, the Purchaser or Emerson or any of their respective subsidiaries), at a price of $265.00 per share (the “Offer Price”), net to the seller in cash, without interest, subject to the conditions set forth in the Merger Agreement.

Consummation of the Offer is subject to the satisfaction or waiver of various conditions set forth in the Merger Agreement, including (a) there shall have been validly tendered in the Offer (and not validly withdrawn) immediately prior to the expiration of the Offer that number of Shares (excluding (1) Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository,” as such terms are defined by Section 251(h) of the General Corporation Law of the State of Delaware (the “Delaware Law”) and (2) Shares owned by Emerson and its subsidiaries, Emerson’s and its subsidiaries’ directors and officers, and the Company’s directors and officers) that represent at least one more Share than 50% of the total number of Shares outstanding at the expiration of the Offer (excluding, for the purposes of calculating the total number of Shares outstanding, Shares owned by Emerson and its subsidiaries, Emerson’s and its subsidiaries’ directors and officers, and the Company’s directors and officers), (b) the absence of any applicable law prohibiting the consummation of the Offer and the Merger, (c) the accuracy of AspenTech’s representations and warranties contained in the Merger Agreement (except, generally, for any inaccuracies that have not had a Company Material Adverse Effect (as defined in the Merger Agreement)), (d) the absence of a Company Material Adverse Effect, (e) AspenTech’s performance in all material respects of its obligations under the Merger Agreement, and (f) the other conditions set forth in Annex I to the Merger Agreement. The consummation of the Offer and the Merger is not subject to a financing condition. For more information on the Offer and the Merger, refer to the Merger Agreement, which is filed as Exhibit 2.1 hereto.

Following consummation of the Offer, the Purchaser will merge with and into AspenTech, with AspenTech surviving as a wholly owned subsidiary of Emerson (the “Merger”). In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) that is not tendered and accepted pursuant to the Offer (other than the Shares owned by the Company, the Purchaser or Emerson or any of their respective subsidiaries, and Shares as to which appraisal rights have been perfected in accordance with applicable law) will automatically be canceled and retired and will cease to exist, and will thereafter represent only the right to receive the Offer Price in cash and without interest, less any applicable tax withholding.  At the Effective Time, each outstanding and unexercised AspenTech stock option, whether vested or unvested, that has an exercise price less than the Offer Price will be automatically canceled and converted into the right to receive, for each Share underlying such AspenTech stock option, an amount in cash without interest equal to the difference between the Offer Price and the applicable per share exercise price, less any applicable tax withholding. At the Effective Time, each AspenTech stock option that has an exercise price equal to or greater than the Offer Price will be canceled for no consideration. At the Effective Time, each AspenTech performance stock unit and each AspenTech restricted stock unit that is (a) vested (and, in the case of an AspenTech performance stock unit, was earned) or (b) held by a non-employee director of the Company (whether vested or unvested), will be automatically canceled and converted into the right to receive, for each Share underlying such AspenTech performance stock unit or AspenTech restricted stock unit, an amount in cash without interest equal to the Offer Price, less any applicable tax withholding.  At the Effective Time, each AspenTech performance stock unit and each AspenTech restricted stock unit which is outstanding and unvested and held by an employee of the Company or its subsidiaries who continues to be employed after the Effective Time or an actively engaged non-employee consultant of the Company will be assumed by Emerson and converted into an award of restricted stock units with respect to Emerson shares (in the case of AspenTech performance stock units, based on target performance). The number of Emerson shares applicable to each Parent restricted stock unit will be equal to (i) the number of Shares underlying each AspenTech performance stock unit or AspenTech restricted stock unit multiplied by (ii) the Equity Award Exchange Ratio (as defined in the Merger Agreement), rounded down to the nearest whole number of Emerson shares.  Each Emerson restricted stock unit will be subject to the same terms and conditions, (including vesting schedule, other than performance-based vesting conditions) that applied to the corresponding AspenTech performance stock unit or AspenTech restricted stock unit prior to the Effective Time.

The Offer and the Merger are subject to customary closing conditions and are expected to be completed in the first half of calendar year 2025. The description of the Merger Agreement herein does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto.

Unless stated otherwise, any forward-looking information contained in this report does not take into account or give any effect to the consummation of the proposed Offer and the Merger.

PART I - FINANCIAL INFORMATION

Item 1.          Financial Statements.

ASPEN TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

16.                 Related-Party Transactions

On January 26, 2025, AspenTech entered into the Merger Agreement with Emerson and the Purchaser. The Merger Agreement provides that, subject to the terms of the Merger Agreement, the Purchaser will commence the Offer to purchase all of the outstanding Shares (other than the Shares owned by the Company, the Purchaser or Emerson or any of their respective subsidiaries), at the Offer Price, net to the seller in cash, without interest, subject to the conditions set forth in the Merger Agreement.

Consummation of the Offer is subject to the satisfaction or waiver of various conditions set forth in the Merger Agreement, including (a) there shall have been validly tendered in the Offer (and not validly withdrawn) immediately prior to the expiration of the Offer that number of Shares (excluding (1) Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository,” as such terms are defined by Section 251(h) of the General Corporation Law of the State of Delaware (the “Delaware Law”) and (2) Shares owned by Emerson and its subsidiaries, Emerson’s and its subsidiaries’ directors and officers, and the Company’s directors and officers) that represent at least one more Share than 50% of the total number of Shares outstanding at the expiration of the Offer (excluding, for the purposes of calculating the total number of Shares outstanding, Shares owned by Emerson and its subsidiaries, Emerson’s and its subsidiaries’ directors and officers, and the Company’s directors and officers), (b) the absence of any applicable law prohibiting the consummation of the Offer and the Merger, (c) the accuracy of AspenTech’s representations and warranties contained in the Merger Agreement (except, generally, for any inaccuracies that have not had a Company Material Adverse Effect), (d) the absence of a Company Material Adverse Effect, (e) AspenTech’s performance in all material respects of its obligations under the Merger Agreement, and (f) the other conditions set forth in Annex I to the Merger Agreement. The consummation of the Offer and the Merger is not subject to a financing condition. For more information on the Offer and the Merger, refer to Exhibit 2.1 filed herewith.

Item 2.          Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Recent Events

On January 26, 2025, AspenTech entered into the Merger Agreement with Emerson and the Purchaser. The Merger Agreement provides that, subject to the terms of the Merger Agreement, the Purchaser will commence the Offer to purchase all of the outstanding Shares (other than the Shares owned by the Company, the Purchaser or Emerson or any of their respective subsidiaries), at the Offer Price, net to the seller in cash, without interest, subject to the conditions set forth in the Merger Agreement.

Liquidity and Capital Resources

Offer and the Merger Agreement Impact on Liquidity

We expect to complete the Offer and the Merger in the first half of calendar year 2025. However, consummation of the Offer and the Merger is subject to the satisfaction or (to the extent permitted by applicable law) waiver of the conditions to the completion of the Offer and the Merger. We are unable to fully predict the impact that the timing, completion, or possible termination of the Offer and the Merger will have on our liquidity, financial condition and results of operations due to numerous uncertainties.

PART II - OTHER INFORMATION

Item 1A.       Risk Factors.

We may not complete the pending Offer and the Merger within the timeframe we anticipate or at all, which could have an adverse effect on our business, financial results and/or operations.

As described above, on January 26, 2025, we entered into the Merger Agreement with Emerson and the Purchaser. The Merger Agreement provides that, subject to the terms of the Merger Agreement, the Purchaser will commence the Offer to purchase all of the outstanding Shares (other than the Shares owned by the Company, the Purchaser or Emerson or any of their respective subsidiaries), at the Offer Price, net to the seller in cash, without interest, subject to the conditions set forth in the Merger Agreement.

If the Offer and the Merger are not completed within the expected timeframe or at all, we may be subject to a number of material risks, including the risk of continuing to operate our business. The price of our common stock may decline to the extent that current market prices of our common stock reflect a market assumption that the Offer and the Merger will be completed on a timely basis or at all. We could be required to pay Emerson a termination fee of approximately $221.0 million if the Merger Agreement is terminated under specific circumstances described in the Merger Agreement. The failure to complete the transaction also may result in negative publicity and negatively affect our relationship with our stockholders and employees, as well as our current and potential business partners, which may cause them to terminate, or not to renew or enter into, arrangements with us. The foregoing effects, alone or in combination, may materially adversely affect our business, financial condition and results of operations. In addition, we may also be required to devote significant time and resources to litigation related to any failure to complete the Offer and the Merger or related to any enforcement proceeding commenced against us to perform our obligations under the Merger Agreement.

The Offer and the Merger will involve substantial costs and will require substantial management resources.

In connection with the consummation of the Offer and the Merger, management and financial resources have been diverted, and will continue to be diverted, towards the completion of the Offer and the Merger. We expect to incur substantial costs, fees, and expenses relating to, in addition to the direction of management resources towards, the Offer and the Merger. Such costs, fees, and expenses include fees and expenses payable to financial advisors, other professional fees and expenses, fees and costs relating to regulatory filings and filings with the SEC and notices and other transaction-related costs, fees and expenses. Further, if the Merger Agreement is terminated by us under specified circumstances, we will be required to pay Emerson a termination fee of approximately $221.0 million. If the Offer and the Merger are not completed, we will have incurred substantial expenses and expended substantial management resources for which we will have received little or no benefit if the closing of the Merger does not occur.

The pendency of the transactions with Emerson and the Purchaser could adversely affect our business, financial results and/or operations.

Our efforts to complete the Offer and the Merger with Emerson and the Purchaser could cause substantial disruptions in, and create uncertainty surrounding, our business, which may materially adversely affect our business, financial results and/or operations. Uncertainty as to whether the Offer and the Merger will be completed may affect our ability to recruit prospective employees or to retain and motivate existing employees. Employee retention may be particularly challenging while the transactions are pending because employees may experience uncertainty about their roles following consummation of the Offer and the Merger. A substantial amount of our management’s and employees’ attention is being directed toward the completion of the transactions and thus is being diverted from our day-to-day operations. Uncertainty as to our future could adversely affect our business and our relationship with customers, suppliers and other third parties. Changes to, or termination of, existing business relationships could adversely affect our results of operations and financial condition, as well as the market price of our common stock. The adverse effects of the pendency of the transaction could be exacerbated by any delays in completion of the transactions or termination of the Merger Agreement.

If the Merger occurs, our stockholders will not be able to participate in any financial upside to our business after the Merger.

The Merger Agreement provides that, subject to the terms of the Merger Agreement, the Purchaser will commence the Offer to purchase all of the outstanding Shares (other than the Shares owned by the Company, the Purchaser or Emerson or any of their respective subsidiaries), at the Offer Price, net to the seller in cash, without interest, subject to the conditions set forth in the Merger Agreement. In the Merger, each Share issued and outstanding immediately prior to the Effective Time of the Merger that is not tendered and accepted pursuant to the Offer (other than the Shares owned by the Company, the Purchaser or Emerson or any of their respective subsidiaries, and Shares as to which appraisal rights have been perfected in accordance with applicable law) will automatically be canceled and retired and will cease to exist, and will thereafter represent only the right to receive the Offer Price in cash and without interest, less any applicable tax withholding. Our stockholders will not receive any shares of Emerson or Purchaser common stock in connection with the Offer or the Merger. As a result, if, following the consummation of the Merger, our business performs well, our current stockholders will not receive any benefit from the performance of our business following the consummation of the Merger.

In certain instances, the Merger Agreement requires us to pay a termination fee to Emerson, which could require us to use available cash that would have otherwise been available for general corporate purposes.

Under the terms of the Merger Agreement, we may be required to pay Emerson a termination fee of approximately $221.0 million if the Merger Agreement is terminated under specific circumstances described in the Merger Agreement, including, but not limited to, our entry into an agreement with respect to a superior proposal or a change in the recommendation of our Board. If the Merger Agreement is terminated under such circumstances, we may be required to pay the termination fee under the Merger Agreement which may require us to use available cash that would have otherwise been available for general corporate purposes and other uses.

The Offer consideration payable to holders of our common stock will not be adjusted for changes in our business, assets, liabilities, prospects, outlook, financial condition or results of operations, or in the event of any change in the price of our common stock.

The Offer consideration payable to holders of our common stock will not be adjusted for changes in our business, assets, liabilities, prospects, outlook, financial condition or results of operations, or changes in the market price of, analyst estimates of, or projections relating to, our common stock. For example, if we experience an improvement in our business, assets, liabilities, prospects, outlook, financial condition or results of operations prior to the consummation of the Offer and the Merger, there would be no adjustment to the amount of the proposed Offer consideration.

Our ability to complete the Offer and the Merger is subject to certain closing conditions that could adversely affect us or cause the Merger to be abandoned.

Consummation of the Offer and the Merger is subject to the satisfaction or waiver of various conditions set forth in the Merger Agreement, including (a) there shall have been validly tendered in the Offer (and not validly withdrawn) immediately prior to the expiration of the Offer that number of Shares (excluding (1) Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository,” as such terms are defined by Section 251(h) of Delaware Law and (2) Shares owned by Emerson and its subsidiaries, Emerson’s and its subsidiaries’ directors and officers, and the Company’s directors and officers) that represent at least one more Share than 50% of the total number of Shares outstanding at the expiration of the Offer (excluding, for the purposes of calculating the total number of Shares outstanding, Shares owned by Emerson and its subsidiaries, Emerson’s and its subsidiaries’ directors and officers, and the Company’s directors and officers), (b) the absence of any applicable law prohibiting the consummation of the Offer and the Merger, (c) the accuracy of AspenTech’s representations and warranties contained in the Merger Agreement (except, generally, for any inaccuracies that have not had a Company Material Adverse Effect), (d) the absence of a Company Material Adverse Effect, (e) AspenTech’s performance in all material respects of its obligations under the Merger Agreement, and (f) the other conditions set forth in Annex I to the Merger Agreement. The consummation of the Offer and the Merger is not subject to a financing condition. We cannot provide any assurance that the conditions to the consummation of the Offer and/or the Merger will be satisfied or waived, or will not result in the abandonment or delay of the Offer and the Merger. If we do not consummate the Offer and the Merger, the price of our common stock may decline significantly from the current market price, which may reflect a market assumption that the Offer and the Merger will be consummated. Any of these events could have a material adverse effect on our business, operating results and financial condition and could cause a decline in the price of our common stock.

Stockholder litigation could prevent or delay the consummation of the Offer and the Merger or otherwise negatively impact our business, operating results and financial condition.

We may incur additional costs in connection with the defense or settlement of any existing and future stockholder litigation in connection with the Offer and the Merger. These lawsuits or other future litigation may adversely affect our ability to complete the Offer and the Merger. We could incur significant costs in connection with any such litigation, including costs associated with the indemnification of our directors and officers.

Our executive officers and directors may have interests in the Offer and the Merger that are different from, or in addition to, those of our stockholders generally.

Our executive officers and directors may have interests in the Offer and the Merger that are different from, or are in addition to, those of our stockholders generally. These interests include direct or indirect ownership of our Shares and equity awards, the acceleration of equity awards upon consummation of the transactions and other interests. These interests of our directors and executive officers will be set forth in further detail in a Schedule 14D-9 to be filed with the SEC.

We have incurred, and will continue to incur, direct and indirect costs as a result of the pending transactions with Emerson.

We have incurred, and will continue to incur, significant costs and expenses, including fees for professional services and other transaction costs, in connection with the transactions contemplated by the Merger Agreement. We are obligated to pay these costs and expenses whether or not the transactions are completed. There are a number of factors beyond our control that could affect the total amount or the timing of these costs and expenses, any of which could materially and adversely affect our business, financial condition and results of operations.